EXHIBIT 16

         LETTER REGARDING CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

                            [Crowe Chizek Letterhead]



March 18, 2004


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We have read the comments made regarding us in Item 4 of Form 8-K of Interactive Motorsports and Entertainment, Inc., dated March 18, 2004 and filed March 18, 2004. We are in agreement with the statements contained in the first, second, and third sentence of the first paragraph of Item 4, and the statements contained in the second, third and fourth paragraphs of Item 4. However, we are not in a position to either agree or disagree with the statements made in the fourth and fifth sentences of the first paragraph.

Very truly yours,

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Indianapolis, Indiana


cc:    Mr. William Donaldson
       Chairman of the Board of Directors
       Interactive Motorsports and Entertainment, Inc.